Exhibit 99.1


Item 1: Relationship of Reporting Person(s) to Issuer
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       Mr. Arad is a Director and the Chief Creative Officer of the Issuer. Mr.
Arad also serves as the President and Chief Executive Officer of the Issuer's Marvel Studios Division.